EXHIBIT 10.1

INTELLECTUAL PROPERTY AGREEMENT

     This Intellectual Property Agreement, dated as of March 10, 2004 (the “Agreement”), is made by and among CACI International Inc, a Delaware corporation (“Parent”), CACI, INC. — FEDERAL, a Delaware corporation and wholly-owned subsidiary of Parent (“Federal”), Dagger Acquisition Corporation (“Dagger”), a Delaware corporation and wholly-owned subsidiary of Federal, CGI Group Inc., a Québec Corporation (“Crossbow”), and American Management Systems, Incorporated, a Delaware corporation (“Arrow”)(collectively, the “Parties”, and individually a “Party”).

     WHEREAS, Arrow, Crossbow, Dagger and certain other parties, simultaneously with the execution hereof, are entering into an Asset Purchase Agreement (the “APA”) and other agreements under which Dagger will purchase assets of Arrow related to the Business (as defined in the APA, the “Transaction”);

     WHEREAS, a subsidiary of Crossbow intends to purchase all or substantially all of the capital stock of Arrow immediately upon the Closing of the Transaction (the “Subsequent Transaction”) and to operate those of Arrow’s businesses that Dagger does not purchase under the APA (as defined in the APA, the “Retained Operations”);

     WHEREAS, as a result of the APA, certain assets Used In The Business are to be transferred to Dagger, while other assets Used In The Business are also used in the Retained Operations and are to be transferred in part or licensed to Dagger while retained in part by Arrow;

     WHEREAS, Dagger needs to receive ownership of certain assets of Arrow which are being transferred in connection with the Transaction, and Arrow needs to retain ownership of assets used in the Retained Operations;

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

1.1.	Capitalized terms used in this Agreement but not defined herein shall have the meaning given in the APA.

1.2.	“Arrow Exclusive Field of Use” means (a) the United States Government and quasi-United States Government agencies (e.g., United States Postal Service and Federal Thrift), and U.S. state and local governments, other than those included in the Dagger Exclusive Field of Use, and (b) companies whose predominant business is to provide communications, media, entertainment, financial services and healthcare products or services.

1.3.	“Dagger Exclusive Field of Use” means United States Government involved with defense, the United States Intelligence Community (as comprised by Air Force Intelligence, Army Intelligence, the Central Intelligence Agency, Coast Guard Intelligence, the Defense Intelligence Agency, Marine Corps Intelligence, the National Geospatial-Intelligence Agency, the National Reconnaissance Office, the National Security Agency and Navy Intelligence, as well as the intelligence organizations and functions within the Department of Energy, the Department of Homeland Security, the Department of State, the Department of Treasury and the Federal Bureau of Investigation) and homeland security (consisting of all agencies of the United States Government included in the Department of Homeland Security as of the date hereof), either directly or through other parties that provide goods and/or services to such agencies.

1.4.	“Nonexclusive Field of Use” means in all countries and all markets other than the Arrow Exclusive Field of Use and the Dagger Exclusive Field of Use.

1.5.	“Improvements” means the modifications, enhancements and improvements to any Technology made after the Closing, but excluding Momentum Improvements.

1.5.1.	“Momentum Improvements” means the modifications, enhancements and improvements to the Shared Technology made by Arrow or Dagger in connection with the production of version 6.0 of the listed “Momentum Products” in Schedule B-2, including such modifications, enhancements and improvements made prior to the first product release by Arrow and Dagger of the complete version 6.0 of the Momentum Products.

1.5.2.	“Intellectual Property” means all Patents, Trademarks and Other IPR.

1.5.3.	“Patents” means patents, utility models and applications for the foregoing and similar technology rights which and insofar as they are the subject of registration with a competent authority, including divisions, extensions, re-examinations, reissues, continuations, continuations-in-part and renewal applications, anywhere in the world.

1.5.3.1.	“Inventions” means any invention or discovery (i) related to the Technology and conceived prior to the Closing Date, or (ii) related to Momentum Improvements and conceived prior to the first product release of the complete Momentum Products release 6.0, and for which a Patent is subsequently obtained.

1.5.3.2.	“Subject Patents” means all Patents owned by Arrow as of the Closing Date, all Patents that claim priority to any of the Patents owned by Arrow as of the Closing Date, and all Patents for any Invention.

1.5.4.	“Trademarks” means all registered and common law trademarks, trade names, service marks, and trade dress rights, including all applications and registrations thereof and any common law rights, anywhere in the world.

1.5.4.1.	“Dagger Trademarks” means all Trademarks listed in schedule A-1, the names used in connection with the Dagger Products, domain names registered to Arrow that incorporate the name of a Dagger Product (excluding domain names that combine a Dagger Product name with an Arrow Trademark) and the goodwill associated therewith.

1.5.4.2.	“Arrow Trademarks” means all Trademarks, including domain names, used by Arrow prior to Closing except for the Dagger Trademarks and excluding domain names that combine a Dagger Product name with an Arrow Trademark, and the goodwill associated therewith.

1.5.5.	“Other IPR” means all copyrights, trade secrets, confidential or proprietary rights, or other intellectual property rights in Technology anywhere in the world, excluding (i) Patents, and (ii) Trademarks.

1.5.5.1.	“Dagger IPR” means all Other IPR in the Dagger Technology, excluding Shared IPR, Special IPR, and Tool IPR.

1.5.5.2.	“Shared IPR” means all Other IPR in the Shared Technology, excluding Special IPR and Tool IPR.

1.5.5.3.	“Special IPR” means all Other IPR in the Special Technology, excluding Tool IPR.

1.5.5.4.	“Tool IPR” means all Other IPR in the Tools.

1.6.	With respect to a license granted herein, “Grantor” means the Party, either Dagger or Arrow as the case may be, granting the license and “Grantee” means the Party, either Arrow or Dagger as the case may be, being granted the license.

1.7.	“Products” means those products, for the specified versions and type (object and/or source code), set forth in the attached Schedules B-1 through B-4, in which Schedule B-1 lists “Dagger Products”, Schedule B-2 lists “Shared Products”, Schedule B-3 lists “Special Products”, and Schedule B-4 lists “Tools.”

1.8.	“Technology” means all software (in source code, object code, firmware and other form), technical and commercial information of a confidential or proprietary nature (in tangible or intangible form), know-how, business methods, supplier lists, designs, data, databases and documents of whatever kind, whether drawings, specifications, photographs, samples, models, processes, procedures, reports and correspondence, that are Used In The Business and (i) in existence and owned by Arrow prior to the Closing Date or (ii) Momentum Improvements. Technology does not include Improvements made after the Closing Date, except for Momentum Improvements. Technology includes the software listed in Schedules B-1 through B-5.

1.8.1.	“Dagger Technology” means all Dagger Products, and the Technology used in connection with the Dagger Products, excluding Technology also used in the Retained Operations.

1.8.2.	“Shared Technology” means all Shared Products, and the Technology used in connection with the Shared Products, excluding Special Technology and Tools.

1.8.3.	“Special Technology” means all Special Products, and the Technology used in connection with the Special Products, excluding Tools.

1.9.	“Used In The Business” means as of the Closing or immediately prior to the execution of this Agreement (i) actually licensed by Arrow to a customer or customers in the Business, or (ii) promised to be delivered by Arrow to a customer in connection with the Business and for which there is an outstanding contract with a customer, or an outstanding formal bid or proposal made by Arrow prior to the Closing or execution of this Agreement.

2. CONSIDERATION

2.1.	This Agreement, including all of the transfers, assignments, and grants of licenses set forth in Article 3 hereof, and the rights and obligations of Articles 3 through 11 and 13, is made in consideration of the mutual covenants set forth in the APA and herein and a portion of the Purchase Price referred to in the APA. The rights and obligations of the Parties under Article 12 “Conditions Precedent and Representations” and Section 7.1 “Third Party Consents” shall be deemed effective upon execution and delivery of this Agreement. All other rights and obligations of the Parties, including the transfers, assignments and grants of licenses set forth in Article 3 and the rights and obligations of Articles 3 through 11 and 13 and Sections 7.2 through 7.7, shall be effective upon the occurrence of, and as of, the Closing. Article 12 “Conditions Precedent and Representations” shall terminate upon the occurrence of, and as of, the Closing.

3. RIGHTS TRANSFERRED, ASSIGNED AND GRANTED TO DAGGER

3.1.	Transfer and Assignment of Dagger Technology and Dagger IPR. Arrow hereby sells, transfers and assigns to Dagger, and Dagger purchases and acquires from Arrow, all of Arrow’s rights, title and interest in and to the Dagger Technology and Dagger IPR. Such transfer and assignment includes (i) the rights with respect to all causes of action either in law or equity, if any, for past, present or future infringement of the Dagger IPR, except as otherwise provided in this Agreement; and (ii) all income, royalties and payments now or hereafter due or payable in respect to the Dagger IPR.

3.2.	Transfer and Assignment of Shared Technology and Shared IPR

3.2.1.	Arrow hereby sells, transfers and assigns to Dagger, and Dagger purchases and acquires from Arrow, all of Arrow’s right, title and interest in and to the Shared Technology and Shared IPR solely in the Dagger Exclusive Field of Use, including all right, title and interest in and to copyrights in the Shared Technology, and other

Shared IPR, solely in the Dagger Exclusive Field of Use. Such transfer and assignment includes (i) the rights with respect to all causes of action either in law or equity, if any, for past, present or future infringement of the Shared IPR in the Dagger Exclusive Field of Use, except as may be otherwise provided subsequent to the Closing under Article 5 of this Agreement; and (ii) all income, royalties and payments now or hereafter due or payable in respect to the Shared IPR, in the Dagger Exclusive Field of Use, except as may be otherwise subsequent to to the Closing provided under any subsequent distribution or services agreement entered into between the Parties. Such transfer and assignment under this section 3.2.1 excludes (i) any assignment of Arrow’s right, title and interest in and to the Shared Technology and Shared IPR in the Arrow Exclusive Field of Use or Nonexclusive Field of Use; (ii) the rights with respect to all causes of action either in law or equity, if any, for past, present or future infringement in the Shared IPR in the Arrow Exclusive Field of Use and Nonexclusive Field of Use; and (ii) all income, royalties and payments now or hereafter due or payable in respect to the Shared IPR in the Arrow Exclusive Field of Use and Nonexclusive Field of Use.

3.2.2.	Arrow hereby sells, transfers and assigns to Dagger, and Dagger purchases and acquires from Arrow, a joint and undivided co-ownership of all right, title and interest in and to the Shared Technology and Shared IPR solely in the Nonexclusive Field of Use. Such transfer and assignment includes the rights with respect to all causes of action either in law or equity, if any, for past, present or future infringement of the Shared IPR in the Nonexclusive Field of Use, except as otherwise provided in this Agreement. Such transfer and assignment under this section 3.2.2 excludes (i) any assignment of Arrow’s right, title and interest in and to the Shared Technology and Shared IPR in the Arrow Exclusive Field of Use; (ii) the rights with respect to all causes of action either in law or equity, if any, for past, present or future infringement in the Shared IPR in the Arrow Exclusive Field of Use; and (ii) all income, royalties and payments now or hereafter due or payable in respect to the Shared IPR in the Arrow Exclusive Field of Use.

3.3.	Exclusive License for Special Technology. Arrow hereby grants to Dagger a worldwide, irrevocable, perpetual, royalty-free exclusive license under the Special IPR in the Dagger Exclusive Field of Use, of the rights to make, use, distribute (including to sell and offer to sell) in object code and source code form, import, copy and make derivative works of, the Special Technology, including the right to transfer or sublicense such rights, except that Arrow’s approval of the transferee or sub-licensee is required for either (i) transfer of such rights in the Special Technology identified in Schedule B-3 as Legacy Momentum (“Legacy Momentum”) to any third party or (ii) sublicense of such rights in Legacy Momentum to any third party other than an existing Legacy Momentum customer under a Dagger Engagement. Arrow shall not unreasonably delay or withhold approval of a transfer or sublicense of such rights in Legacy Momentum. Whether or not Arrow has acted reasonably shall be assessed against the business judgment that would have been made by a similarly situated company with comparable market presence, and technical and intellectual property resources.

3.4.	Nonexclusive License for Tools. Arrow hereby grants to Dagger a worldwide, irrevocable, perpetual, royalty-free nonexclusive license under the Tools IPR in the Dagger Exclusive Field of Use and for internal use only, to make, use, import, copy and make derivative works of, the Tools, solely for use in connection with the Dagger Technology, Shared Technology, or Special Technology, including the right to transfer or sublicense such rights in connection with a transfer or sublicense of Dagger Technology, Shared Technology, or Special Technology.

3.5.	Transfer of Trademarks. Arrow hereby transfers and assigns to Dagger all of Arrow’s rights, title and interest in and to the Dagger Trademarks, and the goodwill associated therewith. Such transfer and assignment includes (i) the rights with respect to all causes of action either in law or equity, if any, for past, present or future infringement of the Dagger Trademarks, except as otherwise provided in this Agreement; and (ii) all income, royalties and payments now or hereafter due or payable in respect to the Dagger Trademarks.

4. RIGHTS RETAINED BY ARROW AND DAGGER

4.1.	Retained Interests. All rights, title and interests not transferred or assigned at the Closing under the APA or this Agreement are reserved by Arrow, including but not limited to (i) all right, title and interest in the Arrow Trademarks, (ii) all right, title and interest in the Shared Technology and Shared IPR solely with respect to the Arrow Exclusive Field of Use, and (iii) a joint and undivided co-ownership right, title and interest in the Shared Technology and Shared IPR in the Nonexclusive Field of Use.

4.2.	Rights of Grantee in the Event of Grantor’s Insolvency. In the event of a rejection or termination of this Agreement or any license hereunder in connection with a Grantor’s insolvency, bankruptcy, dissolution or liquidation, (a) such rejection or termination shall be deemed to not terminate the Grantee’s right, title and interest with respect to any Intellectual Property or Technology under this Agreement or such license, (b) the Grantee shall be entitled to continue to exercise its rights under, and in accordance with, this Agreement and any such license, and (c) the Grantee’s continued use of the Intellectual Property and Technology as described in this Agreement shall be deemed to not breach any obligation under this Agreement and to not violate or infringe any Intellectual Property or rights in the Technology. To the extent applicable to the Grantor’s insolvency, bankruptcy, dissolution or liquidation, this Section 4.2 shall be construed and enforced in accordance with the U.S. Bankruptcy Code, including Section 365(n).

4.3.	Co-Ownership Rights. A Party’s co-ownership rights in Shared Technology and Shared IPR shall be complete and equal ownership of all right, title and interest in the Non-Exclusive Field of Use, such that each shall own therein all of the exclusive rights of intellectual property ownership granted, vested or afforded by law or equity, excepting only the rights expressly herein relinquished, waived and agreed to not assert and the rights otherwise restricted by any of the Ancillary Agreements.

5. IMPROVEMENTS; ENFORCEMENT

5.1.	Improvements. All Improvements which are made, conceived or reduced to practice by a Party following the execution of this Agreement, and all intellectual property rights therein, shall be the exclusive property of that Party, without restrictions. Neither Party shall have an obligation to disclose, or to notify the other Party of, any Improvements under this Agreement. Each Party shall have the sole right to file, prosecute, and maintain any patent, copyright, trademark or other intellectual property protection that may become available from the Improvements made by it, and shall have the right to determine whether or not, and where, to file a patent, copyright or trademark application, to abandon the prosecution of any such application, or to discontinue the maintenance of any such application or any patent or copyright or trademark registration.

5.2.	Enforcement of Shared IPR and Special IPR.

5.2.1.	Notification of Infringement. Each Party shall notify the other Party in writing of any suspected infringement(s) of the Shared IPR, Special IPR, and Tool IPR, and shall inform the other Party of any evidence of such infringement(s).

5.2.2.	Special IPR in the Dagger Exclusive Field of Use. Dagger, as exclusive licensee of the Special IPR in the Dagger Exclusive Field of Use, shall have the right, power and authority to institute and prosecute at its own expense suits for infringement of the Special IPR in the Dagger Exclusive Field of Use, and if required by law, Arrow will join as party plaintiff in such suits. In any such suit, Dagger is empowered to seek injunctive relief for infringement; to collect for its own use, damages, profits, and awards of whatever nature recoverable for such infringement in the Dagger Exclusive Field of Use; and to settle any claim or suit for infringement of the Special IPR by granting the infringing party a sublicense restricted to the Dagger Exclusive Field of Use. All of Dagger’s expenses in such suits will be borne entirely by Dagger.

5.2.3.	Shared IPR in the Nonexclusive Field of Use. Either Dagger or Arrow, as joint owners of the Shared IPR in the Nonexclusive Field of Use, shall have the right, power and authority to institute and prosecute at its own expense suits for infringement of the Shared IPR in the Nonexclusive Field of Use, and if required by law, the other Party will join as party plaintiff in such suits. In any such suit:

5.2.3.1.	either Arrow or Dagger is empowered to seek injunctive relief for infringement; to collect damages, profits, and awards of whatever nature recoverable for such infringement in the Nonexclusive Field of Use; and to settle any claim or suit for infringement of the Shared IPR by granting the infringing party a sublicense within the Nonexclusive Field of Use;

5.2.3.2.	the first party, Arrow or Dagger as the case may be, bringing suit shall offer the other party, Dagger or Arrow as the case may be, the opportunity to join in such suit, and if the other party joins in the suit then the parties shall share equally all costs and expenses of bringing such suit, as well as all damages, profits and awards with respect to infringements in the Nonexclusive Field of Use. If the other party does not promptly join in such suit, the first party shall be entitled to retain all damages, profits and awards with respect to infringements in the Nonexclusive Field of Use; however, all damages, profits and awards with respect to infringements in (i) the Dagger Exclusive Field of Use shall be solely Dagger’s, (ii) the Arrow Exclusive Field of Use shall be solely Arrow’s; provided that the party bringing the suit may first offset such costs and expenses of suit, in excess of the amount of the damages, profits and awards with respect to the infringements in the Nonexclusive Field of Use, against the damages, profits and awards with respect to infringements in the other party’s exclusive field of use.

6. COVENANT NOT TO SUE AND WAIVER OF CERTAIN CO-OWNERSHIP RIGHTS.

6.1.	All right, title and interest in the Subject Patents is hereby retained and solely owned by Arrow. Arrow hereby irrevocably covenants not to assert against Dagger any claim of infringement of any Subject Patent arising out of or related to any act by Dagger of manufacture, use, sale, offer for sale, or import related to the conduct of its business after the Closing.

6.2.	With respect to the Parties’ co-ownership of Shared Technology and Shared IPR solely with respect to the Nonexclusive Field of Use, each Party irrevocably relinquishes to the other, waives with respect to the other and agrees to not assert against the other, at any time after the Closing, any and all rights each may have against the other as co-owners of intellectual property, whether arising at law or equity, including rights of accounting, notice of transfer or disclosure and sharing of profits, excluding only the rights and obligations expressly set forth in this Agreement.

6.3.	Dagger agrees that Dagger, through its officers and employees, will, without further consideration, communicate with Arrow, its successors and assigns, any facts known to Dagger and its officers and employees respecting the inventions covered by the Subject Patents and execute and deliver all papers that may be necessary or desirable to perfect the title to the Subject Patents in Arrow. At Arrow’s expense, Dagger will also testify in any legal proceeding, sign all lawful papers when called upon to do so, including divisional, continuation, and reissue applications, make all rightful oaths, and generally do everything reasonably requested by Arrow for Arrow to obtain and enforce proper patent protection for the Subject Patents in the United States and any foreign country.

6.4.	Each Party shall, without further consideration, take such actions and execute and deliver such documents as may be reasonably requested by another Party to effect, perfect, confirm and record the transfers, assignments and licenses set forth in this Agreement.

7. THIRD PARTY PRODUCTS

7.1.	Third Party Consents. Arrow agrees to use best efforts to obtain, and Dagger will use its best efforts to assist Arrow in obtaining, consents necessary to assign to Dagger the license rights Arrow holds from third parties for third party products used solely in connection with the Dagger Products as of the Closing, including the licenses set forth in Schedule C-1. In the event such consents cannot be obtained, the Parties will pursue third party licenses in accordance with Section 7.2 below.

7.2.	Arrow intends to retain the third party licenses listed in Schedule C-2, which are currently Used in The Business and in connection with the Retained Operations. Arrow agrees to use best efforts to assist Dagger in obtaining licenses for Dagger’s continued use following the Closing of the third party products listed in Schedule C-2. With respect to the other third party licenses Used In The Business and not listed on Schedule C-1 or C-2, Arrow agrees to use best efforts to assist Dagger in obtaining consents necessary to assign to Dagger the license rights Arrow holds from the third party licensors. Both Dagger and Arrow agree to use best efforts to minimize License Replacement Cost. The parties will use their best efforts to minimize the cost of obtaining licenses for Dagger. Should the parties agree that costs would be minimized by transfer of a licenses to Dagger rather than obtaining a new license for Dagger, then Arrow will transfer its existing license and obtain a new license for its operations, and the parties shall use best efforts to obtain the third party’s consent to this transfer of the license to Dagger.

7.3.	License Replacement Cost. The “License Replacement Cost” shall mean the amount, if any, of cost of transferring Arrow’s or obtaining a new third party product license, which shall be calculated as the total amount charged by the third party for such transfer or new license to Dagger for continued use of the third party’s product after the Closing (for the remaining term of Arrow’s license for such product and with a license scope that is similar to or lesser than the scope of Arrow’s license as of the signing of this Agreement).

7.4.	With respect to the third party licenses that are Used in The Business, including the licenses listed on Schedules C-1 and C-2, and licensed infrastructure software and licensed desktop software used in Arrow’s business before Closing and required by Dagger, any License Replacement Cost shall be paid to the third party as follows: (a) 50% paid by Dagger and 50% paid by Arrow, up to a cumulative maximum amount of $4,000,000 Licensed Replacement Cost (the Shared Cap), and (b) thereafter 100% paid by Arrow, of all Licensed Replacement Cost in excess of the Shared Cap.

7.5.	Dagger acknowledges that certain Technology includes open source software. Dagger shall be responsible for, and agrees to undertake to obtain any open source licenses required, including licenses to continue use of such open source software in connection with the Technology.

7.6.	If a dispute arises under this Article 7 with respect to a third party license, then within three (3) business days after a written request by either Party, the responsible program managers designated by each Party shall promptly confer to resolve the dispute. If these managers cannot resolve the dispute or either of them determines they are not making progress toward the resolution of the dispute within three (3) business days after their initial conference, then the dispute may be submitted to a vice-president designed by each Party, who shall promptly confer to resolve the dispute. If the vice-president designees cannot resolve the dispute, or either one of them determines that they are not making reasonable progress toward resolution of the dispute within five (5) business days after the dispute is first submitted to either the vice president designees, then the issue shall proceed pursuant to the process described in Section 7.7.

7.7.	Any dispute under this Article 7 that cannot be resolved in accordance with Section 7.6, shall be settled by binding arbitration in the Commonwealth of Virginia in accordance with the Rules of the American Arbitration Association by a single arbitrator appointed by that Association, and judgment upon the award rendered thereunder may be entered in any Court having jurisdiction thereof.

8. CLOSING: DELIVERIES

8.1.	Delivery of Technology. At or immediately following the Closing Date, Arrow shall deliver to Dagger a complete copy of the Dagger Technology, Shared Technology, Special Technology, and Tools, and a copy of any related source code, programming documentation, other documentation, manuals, designs, schematics, and methodologies in its possession. To the extent Dagger determines it has not received part of the Dagger Technology, Shared Technology, Special Technology, and Tools, Arrow shall promptly provide such part or parts upon written request by Dagger.

8.2.	NISP. Dagger and Arrow understand and agree, that notwithstanding any other provisions in this Agreement, no information subject to the National Industrial Security Program (“NISP”) (hereinafter “Classified Information”) shall be retained by Arrow or subject to further obligations under this Agreement, except for Arrow’s obligation to transfer such as part of the Dagger Technology at Closing. Dagger and Arrow agree that this Agreement is not intended to result in and shall not result in communication or transfer of Classified Information by any means by Dagger, Federal or Parent to Crossbow, or in any noncompliance with the National Industrial Security Regulation (“NISR”) or the National Industrial Security Program Operating Manual (“NISPOM”) by the Parties.

9. MARKING; PUBLICITY; ENFORCEMENT

9.1.	Marking. Dagger agrees to place in a conspicuous location, on the Momentum Financials product or any integrated product incorporating it, marking in the manner prescribed by 35 U.S.C. §287(a), with respect to the following two patents: U.S. Pats. 6,343,279 and 6,532,450. For products in software or written form, both Arrow and

Dagger shall provide written notice to all distributors and consumers of such products that they may not be copied, except to make single copies for archival purposes, and may not be decompiled or reverse engineered.

9.2.	US Government Licenses. Arrow and Dagger shall mark any Shared Technology and Special Technology or products developed using such with the restrictive legends under applicable federal clauses necessary to preserve the Shared IPR and Special IPR rights in such and require confidential treatment for such materials.

9.3.	Publicity and Announcements. No rights or licenses of any kind or nature whatsoever are created or granted herein that would (i) authorize Dagger to use any of Arrow’s Trademarks (or any confusingly similar marks or names), or (ii) authorize Arrow to use any of the Dagger Trademarks (or any confusingly similar marks or names).

9.4.	Protecting Technology. Dagger shall use commercially reasonable efforts to protect any Shared Technology, Special Technology, and Tools in its possession which is a trade secret from any unauthorized use, or any disclosure that would materially lessen the value of such trade secret to Arrow, including limiting access to only those persons bound by written agreements to keep such information confidential and use it only as permitted hereunder. Arrow shall use commercially reasonable efforts to protect any Shared Technology in its possession which is a trade secret from any unauthorized use, or any disclosure that would materially lessen the value of such trade secret to Dagger, including limiting access to only those persons bound by written agreements to keep such information confidential and use it only as permitted hereunder.

9.5.	Use of Product Names. Arrow and Dagger each intend to respect the other’s rights in the names and Trademarks associated with software products owned by the other and to cooperate so as to avoid intentionally misleading consumers as to the origin, sponsorship or approval of any products or services derived from such software product. Neither Party will use a Trademark or domain name that includes the other’s Trademark.

9.5.1.	With respect to each Product of Dagger’s for which a Dagger Trademark is transferred to Dagger hereunder (including Highview™ and Integrated Geospatial Information System™, but excluding those products being re-sold under a separate agreement which provides for retained branding), following the Closing Arrow shall cease to use the Dagger Trademark in connection with any Product. Thereafter whenever an historic naming reference is appropriate or required, Arrow may refer to the prior product name, provided that all such references shall be accurate and appropriately displayed and sized.

9.5.2.	With respect to each Product of Arrow’s for which Dagger is provided a license hereunder (including Momentum™ and excluding those products being re-sold under a separate agreement which provides for retained branding), following the Closing Dagger shall re-name such product and thereafter Dagger’s name or mark shall be prominently displayed and associated with such product. In connection with a reasonably implemented transition to a new product name or mark and thereafter whenever an historic naming reference is appropriate or required, Dagger may refer to the prior product name, provided that all such references shall be accurate and appropriately displayed and sized.

10. CONFIDENTIAL INFORMATION

10.1.	“Confidential Information” shall include any information disclosed by one Party (“Discloser”) to the other Party (“Recipient”), and marked “confidential,” including source code, specifications, business and/or technical information relating to the business of Arrow or Dagger.

10.2.	All Confidential Information disclosed prior to, at or in connection with the Closing shall be subject to the APA. All Confidential Information disclosed after and not in connection with the Closing shall remain the property of Discloser, except as provided in this Agreement. Recipient’s duty to protect Confidential Information commences upon receipt of the Confidential Information. Recipient shall copy Confidential Information only to the extent necessary to exercise its rights and obligations under this Agreement. Copies of Confidential Information shall include any proprietary and copyright notices in the Confidential Information.

10.3.	Recipient shall restrict disclosure of Confidential Information to its employees with a need to know and advise such employees of the obligations assumed herein, and Recipient shall not disclose Confidential Information to any third party without prior written approval of Discloser. All Confidential Information that is disclosed for the purpose(s) set forth in this Agreement shall be subject to these restrictions and may not be used for any other purpose. The fact that a discussion involving the disclosure of Confidential Information will occur or has occurred shall be considered Confidential Information.

10.4.	These restrictions on the use and disclosure of Confidential Information shall not apply to any Confidential Information:

10.4.1.	independently developed by Recipient or lawfully received free of restriction from another source having the right to furnish the Confidential Information; or

10.4.2.	after it has become generally available to or known by the public without breach of this Agreement by Recipient; or

10.4.3.	that, at the time of disclosure to Recipient, was known to Recipient free of restriction as evidenced by documentation in Recipient’s possession.

10.5.	The Parties agree that in the case of the breach of any provision of the section of this Agreement entitled Confidentiality, the aggrieved party may suffer immediate and irreparable harm, and that immediate injunctive relief may therefore be appropriate.

11. BREACH; REMEDIES

11.1.	This Agreement and the licenses set forth herein may be terminated only by mutual agreement of the Parties documented in a written agreement executed and delivered by the authorized representatives of Arrow and Dagger.

11.2.	In the event of a breach of this Agreement by a Party, the non-breaching Party shall be entitled to recover full money damages, including, without limitation, any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto (including any interest payments which may be imposed in connection therewith) consequential damages, lost profits (“Damages”) incurred as a result of such breach and its consequential enforcement of this Agreement. Each Grantee with respect to a license hereunder agrees to indemnify, defend and hold harmless the Grantor, and its officers, directors, employees, agents, Affiliates, successors, and assigns, from any and all Damages arising from, in connection with, or based on allegations of any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Grantee contained in this Agreement.

11.3.	To the extent not prohibited by law, each Party agrees that it will not contest the validity of any of the Technology or intellectual property transferred, assigned or licensed hereunder.

11.4.	Specific Performance. The Parties hereto acknowledge that damages alone may not adequately compensate a Licensor for violation by the Licensee of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, Licensor shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by Licensee hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof, without posting bond.

12. CONDITIONS PRECEDENT AND REPRESENTATIONS.

12.1.	Conditions Precedent to the Obligations of Each Party. The obligations of the Parties hereto to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the conditions specified in Article 7 of the APA.

12.2.	Mutual Representations. Each Party represents to the other Party as follows:

12.2.1.	Except as set forth in the APA, and subject to the Ancillary Agreements, the execution, delivery and performance of this Agreement will not violate the terms of, or conflict with its obligations under, any other agreement or obligation; and

12.2.2.	It has the full power and authority to convey the rights to the other Party and accept the obligations of the other Party as set forth in this Agreement.

12.3.	Arrow’s Representations. Arrow represents to Dagger as follows:

12.3.1.	Subject to the Ancillary Agreements and except with respect to the ProSteward product, Arrow is the sole and exclusive owner or licensee of the Dagger Technology, Dagger IPR, Shared Technology, Shared IPR, Special Technology, Special IPR, Tools and Tools IPR, with the full right, title and interest therein (free and clear of all Security Interests, except the Permitted Encumbrances) to transfer, assign and grant licenses to therein to Dagger as set forth in Article 3 hereof, except that the exclusivity of the Special Technology license set forth in Section 3.3 is subject to the end user licenses granted by Arrow to its customers prior to the signing of this Agreement. No third party has asserted against Arrow or, to the Knowledge of Arrow, against any of Arrow’s customers or licensees, any written claims of intellectual property in the Technology or written claims of intellectual property infringement arising out of or related to use of the Technology in the Business. To the Knowledge of Arrow, no claims are threatened by any third party (a) to the effect that the manufacture, sale, licensing or use of any of the Technology as now manufactured, sold or licensed by the Business, infringes on a third party’s intellectual property rights, (b) against the use by Arrow of the Technology prior to the Closing, or (c) challenging Arrow’s ownership or the validity or effectiveness of any of the Dagger Technology, Dagger IPR, Shared Technology, Shared IPR, Special Technology, Special IPR, Tools and Tools IPR.

12.3.2.	All registrations and applications for registration of Dagger Trademarks and copyrights in Technology are valid and subsisting in the jurisdictions where they have been filed or issued. To the Knowledge of Arrow, there is no material unauthorized use, infringement or misappropriation by a third party of any of the intellectual property in the Technology or Other IPR, including by any current or former employee of Dagger.

12.3.3.	Except with respect to the Agreements that Materially Restrict the Operation of the Business as set forth in Schedule A.16.1 of the APA, Dagger has not subject to any agreement under which it or its transferee, assignee or licensee is restricted from selling, licensing, using or distributing any products of the Business, in any geographic area, during any time or in any segment of any market.

13. GENERAL TERMS

13.1.	No Assignment of Agreement Prior to Closing. This Agreement is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein or in the APA. Except as provided in the APA, this Agreement may not be assigned prior to the Closing, whether by operation of law or otherwise, without the written consent of both Dagger and Arrow.

13.2.	Assignment, License and Delegation Subsequent to Closing. Either Party may assign this Agreement, or assign, license or transfer any of the rights, titles, interests or licenses transferred or granted herein, along with and subject to the terms and conditions hereof applicable to such right, title, interest or license. The terms and conditions of this Agreement and the assignments, transfers and licenses made and granted herein shall be binding upon each Party’s successors, assignees, licensees, and transferees. Obligations one Party owes to the other Party hereunder shall be owed to the other Party’s successors, assignees, licensees, and transferees.

13.3.	Severability. The Parties hereto agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

13.4.	Waiver, Integration, Alteration.

13.4.1.	The provisions of this Agreement may be altered only by a writing signed by both Dagger and Arrow. The waiver of a breach hereunder may be effected only by a writing signed by the waiving Party and shall not constitute a waiver of any other breach.

13.4.2.	Unless otherwise herein specifically provided, this Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein (including the APA) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof . Each Party hereto acknowledges that, in entering this Agreement and completing the transactions contemplated hereby, such Party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements among the Parties contemplated by or referred to herein (including the APA).

13.5.	Notices Under the Agreement.

Prior to the Closing, all notices shall be given in accordance with the APA. Following the Closing, for the purpose of all written communications and notices between the Parties, their addresses shall be as provided for in the APA, or any other addresses of which either Party shall notify the other Party in writing. All such notices shall be sent first class mail, postage prepaid.

13.6.	Governing Law. Section 1.1 shall apply to construction of this Agreement. This Agreement and the interpretation of its terms shall be governed by and enforced in accordance with the laws of the State of Delaware, without application of conflicts of law principles.

13.7.	Survival. The provisions of Article 12 “Conditions Precedent and Representations” shall expire and terminate at the Closing. All other provisions of this agreement shall survive the Closing.

13.8.	Further Assurances. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any Party, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each Party to this Agreement are hereby directed and authorized to use commercially reasonable efforts to effectuate all required action.

13.8.1.	The Parties shall take all such actions and execute all such documents as may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.

CACI International Inc

By: /s/ J.P. London

     J. P. London, Chairman of the Board,
     President and Chief Executive Officer

CACI, INC. — FEDERAL

By: /s/ J.P. London

     J. P. London, Chairman of the Board,
     President and Chief Executive Officer

Dagger Acquisition Corporation

By: /s/ J.P. London

     J. P. London, Chairman of the Board,
     President and Chief Executive Officer

American Management Systems, Incorporated

By: /s/ Alfred T. Mockett

     Alfred T. Mockett
     Chairman and Chief Executive Officer

CGI Group Inc.

By: /s/ Serge Godin

     Serge Godin
     Chairman of the Board
     and Chief Executive Officer